Exhibit 99.1 State Street Corporation One Congress Street Boston, MA 02114 NYSE: STT www.statestreet.com
Boston, MA… January 19, 2024 News Release

STATE STREET REPORTS FOURTH QUARTER 2023 EPS OF $0.55; $2.04 EXCLUDING NOTABLE ITEMS(a)
% changes noted below reflect year-over-year 4Q comparisons
BUSINESS MOMENTUM CONTINUED IN FOURTH QUARTER:
•NEW INVESTMENT SERVICING MANDATES OF $501 BILLION OF AUC/A
•RECORD TOTAL NET INFLOWS OF $103 BILLION IN GLOBAL ADVISORS
SERVICING FEES, MANAGEMENT FEES AND FRONT OFFICE SOFTWARE AND DATA REVENUES UP 1%, 5% AND 13%, RESPECTIVELY
ANNOUNCES NEW AUTHORIZATION TO REPURCHASE UP TO $5 BILLION OF COMMON SHARES WITH NO SET EXPIRATION DATE

Ron O'Hanley, Chairman and Chief Executive Officer: "Over the course of 2023, we navigated an unpredictable operating environment and continued to execute on our strategy to drive sales growth while taking strategic actions to transform our operating model and further enhance productivity."

O'Hanley added: "In the fourth quarter, we generated strong new servicing fee revenue wins, with notable sales performance in both Back office custody and our strategically important Private Markets business. Our front-to-back Alpha proposition continued to resonate with clients, as demonstrated by four new Alpha mandates in the quarter. In addition, in Global Advisors, we achieved our strongest quarter of total net inflows on record, with particular strength in both our ETFs and Cash franchises."

O'Hanley concluded: "As we enter 2024, we will progress against our strategic priorities, with an intense focus on execution and accountability for growth. We continue to operate from a position of scale and balance sheet strength, and today's announced common share repurchase authorization demonstrates our confidence in the earnings-generating power of our business."

FINANCIAL HIGHLIGHTS

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	4Q23	3Q23	4Q22	% QoQ		% YoY
Income statement:
Total fee revenue	$2,365	$2,361	$2,364	—%		—%
Net interest income	678	624	791	9		(14)
Other income	—	(294)	—	nm		nm
Total revenue	3,043	2,691	3,155	13		(4)
Provision for credit losses	20	—	10	nm		100
Total expenses	2,822	2,180	2,256	29		25
Net income	210	422	733	(50)		(71)

Financial ratios and other metrics:
Diluted earnings per share (EPS)	$0.55	$1.25	$1.91	(56)%		(71)%
Return on average common equity (ROE)	3.1%	7.3%	11.8%	(4.2)%	pts	(8.7)%	pts
Pre-tax margin	6.6	19.0	28.2	(12.4)%	pts	(21.6)%	pts
AUC/A ($ billions)(1)	$41,810	$40,017	$36,743	4%		14%
AUM ($ billions)(1)	4,128	3,687	3,481	12		19

(1) As of period-end.

(a) See "4Q23 Highlights" in this news release for a listing of notable items. Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.
Investor Contact: Ilene Fiszel Bieler +1 617-664-3477          Media Contact: Carolyn Cichon +1 617-664-8672

4Q23 HIGHLIGHTS
(All comparisons are to 4Q22, unless otherwise noted)

AUC/A and AUM
•Investment Servicing AUC/A as of quarter-end increased 14% to $41.8 trillion, largely driven by higher quarter-end market levels and net new business
•Investment Management AUM as of quarter-end increased 19% to $4.1 trillion, reflecting higher quarter-end market levels and net inflows

New business and strategy execution(a)
•New wins in 4Q23
◦New servicing fee revenue wins: New servicing fee revenue wins of $103 million, primarily related to wins in Back office custody, including Private Markets
◦AUC/A wins: New servicing AUC/A wins of $501 billion, with the majority from Asset Managers and Alternatives segments
•To be installed in future periods as of 4Q23
◦Servicing fee revenue to be installed: Quarter-end servicing fee revenue of $270 million to be installed in future periods
◦AUC/A to be installed: Quarter-end AUC/A of $2.3 trillion to be installed in future periods
•State Street Alpha®: Alpha continued to gain momentum in 4Q23 with 4 new Alpha mandates
•Front Office Software and Data: SaaS client implementations and conversions increased annual recurring revenue (ARR) to $315 million, up 16%
•Investment Management: Record total net inflows of $103 billion, primarily driven by strength in ETFs and Cash

Revenue
•Total revenue decreased by 4%, reflecting a 14% decline in Net interest income (NII) and flat total fee revenue. Excluding notable items,(b) total revenue decreased 3%
◦Servicing fees increased 1%
◦Management fees increased 5%
◦FX trading services decreased 16%. Excluding notable items(b) occurring in the prior year period, FX trading services decreased 11%
◦Securities finance decreased 6%
◦Software and processing fees increased 10%

Expenses
•Total expenses increased 25%, primarily driven by the FDIC special assessment, net repositioning charges, and other notable items primarily associated with operating model changes. Excluding notable items(b), total expenses increased 2%
◦Compensation and employee benefits increased 13%. Excluding notable items,(b) Compensation and employee benefits increased 1%
◦Non-compensation expense increased 37%. Excluding notable items,(b) non-compensation expense increased 4%

(a) See the "In This News Release" section for explanations of AUC/A and new servicing fee revenue wins and of Front office software and data annual recurring revenue (ARR).
(b) Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

Notable items

(Dollars in millions, except EPS amounts)	4Q23	3Q23	4Q22

FDIC special assessment	(387)	—	—

Net repositioning charges(a)	(203)	—	(70)

Investment portfolio repositioning(b)	—	(294)	—

Other notable items (net)(c)	(30)	—	(8)

Total notable items (pre-tax)	$(620)	$(294)	$(78)

Income tax impact from notable items	(156)	(79)	(21)

EPS impact	$(1.49)	$(0.68)	$(0.16)

•FDIC special assessment of $387 million, reflected in Other expenses
•Net repositioning charges of $203 million, which includes Compensation and employee benefits of $182 million primarily related to workforce rationalization, and Occupancy costs of $21 million associated with real estate footprint optimization
•Other notable items net expenses of $30 million, primarily associated with operating model changes

Capital and liquidity
•Standardized common equity tier 1 (CET1) ratio at quarter-end of 11.6% decreased 2% points compared to 4Q22, primarily driven by the continuation of common share repurchases and other capital distributions, partially offset by capital generated from earnings and an improvement in accumulated other comprehensive income (AOCI). CET1 ratio increased 0.6% points compared to 3Q23, primarily due to episodically lower risk-weighted assets (RWA) and an improvement in AOCI, partially offset by the continuation of common share repurchases
•Liquidity coverage ratio (LCR) for State Street Corporation was approximately 106%, and LCR for State Street Bank and Trust was approximately 122%
•In 4Q23, State Street returned a total of $709 million of capital to common shareholders, consisting of $500 million of common share repurchases and declared common stock dividends of $209 million (or $0.69 per share)
◦Announced new common share repurchase authorization of up to $5 billion, with no set expiration date

(a) 4Q22 repositioning charges of $70 million represents $50 million related to Compensation and employee benefits and $20 million related to Occupancy costs.
(b) Loss on sale related to the investment portfolio repositioning recorded in Other income line in 3Q23.
(c) 4Q22 Other notable items include acquisition and restructuring costs of $31 million, partially offset by a revenue-related recovery of $23 million.

MARKET DATA
The following table provides a summary of selected financial information, including market indices and foreign exchange rates.

(Dollars in billions, except market indices and foreign exchange rates)	4Q23	3Q23	4Q22	% QoQ	% YoY

Assets under Custody and/or Administration (AUC/A)(1)(2)	$41,810	$40,017	$36,743	4.5%	13.8%
Assets under Management (AUM)(2)	4,128	3,687	3,481	12.0	18.6

Market Indices:(3)
S&P 500 Daily Average	4,465	4,458	3,852	0.2	15.9
S&P 500 EOP	4,770	4,288	3,840	11.2	24.2
MSCI EAFE Daily Average	2,077	2,113	1,851	(1.7)	12.2
MSCI EAFE EOP	2,236	2,031	1,944	10.1	15.0
MSCI Emerging Markets Daily Average	964	992	919	(2.8)	4.9
MSCI Emerging Markets EOP	1,024	953	956	7.5	7.1
Bloomberg Global Aggregate Bond Index Daily Average	446	448	437	(0.4)	2.1
Bloomberg Global Aggregate Bond Index EOP	471	436	446	8.0	5.6

Foreign Exchange Volatility Indices:(3)
JPM G7 Volatility Index Daily Average	7.8	8.1	11.3	(3.7)	(31.0)
JPM Emerging Market Volatility Index Daily Average	8.1	8.7	11.9	(6.9)	(31.9)

Average Foreign Exchange Rate:
EUR vs. USD	1.076	1.088	1.022	(1.1)	5.3
GBP vs. USD	1.242	1.266	1.175	(1.9)	5.7
(1) Includes quarter-end assets under custody of $30,615 billion, $29,113 billion and $27,236 billion, as of 4Q23, 3Q23, and 4Q22, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners.

INDUSTRY FLOW DATA
The following table represents industry flow data.

(Dollars in billions)	4Q23	3Q23	2Q23	1Q23	4Q22
North America - (US Domiciled) Morningstar Direct Market Data:(1)(2)
Long Term Funds	$(208)	$(111)	$(113)	$(58)	$(353)
Money Market	168	132	175	445	148
ETF	265	110	136	79	193
Total Flows(3)	$225	$131	$198	$466	$(12)

EMEA - Morningstar Direct Market Data:(1)(4)
Long Term Funds	$(73)	$(40)	$(13)	$47	$(6)
Money Market	99	47	13	27	185
ETF	40	31	27	38	27
Total Flows(3)	$66	$38	$27	$112	$206

(1) Industry data is provided for illustrative purposes only. It is not intended to reflect State Street or its clients' activity and is indicative of only segments of the entire industry. See endnotes included in the "In This News Release" section.
(2) 4Q23 data for North America includes actuals for October and November 2023 and Morningstar estimates for December 2023.
(3) Line items may not sum to total due to rounding.
(4) 4Q23 data for Europe is on a rolling three-month basis for September 2023 through November 2023, sourced by Morningstar.

INVESTMENT SERVICING AUC/A
The following table presents AUC/A information by product and financial instrument.

(As of period end, dollars in billions)	4Q23	3Q23	4Q22	% QoQ	% YoY
Assets Under Custody and/or Administration(1)
By product classification:
Collective funds, including ETFs	$14,070	$13,145	$12,261	7.0%	14.8%
Mutual funds	11,009	10,313	9,610	6.7	14.6
Pension products	8,352	8,255	7,734	1.2	8.0
Insurance and other products	8,379	8,304	7,138	0.9	17.4
Total Assets Under Custody and/or Administration	$41,810	$40,017	$36,743	4.5%	13.8%
By financial instrument:
Equities	$24,317	$22,971	$20,575	5.9%	18.2%
Fixed-income	11,043	10,688	10,318	3.3	7.0
Short-term and other investments	6,450	6,358	5,850	1.4	10.3
Total Assets Under Custody and/or Administration	$41,810	$40,017	$36,743	4.5%	13.8%

(1) AUC/A values for certain asset classes are based on a lag, typically one-month.

INVESTMENT MANAGEMENT AUM
The following tables present 4Q23 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed- Income	Cash	Multi-Asset Class Solutions	Alternative Investments(1)	Total
Beginning balance as of September 30, 2023	$2,214	$586	$434	$242	$211	$3,687
Net asset flows:
Long-term institutional(2)	(13)	(23)	(1)	44	(1)	6
ETF	60	7	—	—	1	68
Cash fund	—	—	29	—	—	29
Total flows, net	$47	$(16)	$28	$44	$—	$103
Market appreciation/(depreciation)	230	31	4	22	13	300
Foreign exchange impact	22	8	1	2	5	38
Total market and foreign exchange impact	$252	$39	$5	$24	$18	$338

Ending balance as of December 31, 2023	$2,513	$609	$467	$310	$229	$4,128

(1) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares and SPDR® Gold MiniSharesSM Trust, for which we are not the investment manager but act as the marketing agent.
(2) Amounts represent long-term portfolios, excluding ETFs.

(Dollars in billions)	4Q23	3Q23	2Q23	1Q23	4Q22
Beginning balance	$3,687	$3,797	$3,618	$3,481	$3,265
Net asset flows:
Long-term institutional(1)	6	(30)	1	(16)	(4)
ETF	68	(1)	27	(6)	27
Cash fund	29	41	10	(4)	(40)
Total flows, net	$103	$10	$38	$(26)	$(17)
Market appreciation/(depreciation)	300	(96)	153	161	184
Foreign exchange impact	38	(24)	(12)	2	49
Total market and foreign exchange impact	$338	$(120)	$141	$163	$233

Ending balance	$4,128	$3,687	$3,797	$3,618	$3,481

(1) Amounts represent long-term portfolios, excluding ETFs.

REVENUE

(Dollars in millions)	4Q23	3Q23	4Q22	% QoQ		% YoY
Back office servicing fees	1,128	1,138	1,115	(0.9)%		1.2%
Middle office services	84	96	88	(12.5)		(4.5)
Servicing fees	1,212	1,234	1,203	(1.8)		0.7
Management fees	479	479	457	—		4.8
Foreign exchange trading services	307	313	367	(1.9)		(16.3)
Securities finance	97	103	103	(5.8)		(5.8)
Front office software and data	179	130	159	37.7		12.6
Lending related and other fees	58	58	57	—		1.8
Software and processing fees	237	188	216	26.1		9.7
Other fee revenue	33	44	18	(25.0)		83.3%
Total fee revenue	$2,365	$2,361	$2,364	0.2%		—%

Net interest income	678	624	791	8.7%		(14.3)%
Other income	—	(294)	—	nm		nm
Total Revenue	$3,043	$2,691	$3,155	13.1%		(3.5)%
Total revenue, excluding notable items(1)	$3,043	$2,985	$3,132	1.9%		(2.8)%

Net interest margin (FTE)(2)	1.16%	1.12%	1.29%	0.04%	pts	(0.13)%	pts
(1) See "4Q23 Highlights" in this news release for a listing of notable items. Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.
(2) Net Interest Margin (NIM) is presented on a fully taxable-equivalent (FTE) basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

Servicing fees increased 1% compared to 4Q22, primarily from higher average equity market levels, partially offset by pricing headwinds, lower client activity/adjustments, and a previously disclosed client transition. Servicing fees decreased 2% compared to 3Q23, mainly due to pricing headwinds and a previously disclosed client transition, partially offset by higher client activity/adjustments.

Management fees increased 5% compared to 4Q22, primarily due to higher average equity market levels, partially offset by a previously described shift of certain management fees into NII(a) and the impacts of a strategic ETF product suite repricing initiative. Management fees were flat compared to 3Q23, mainly driven by higher performance fees, offset by a previously described shift of certain management fees into NII(a) and the impacts of a strategic ETF product suite repricing initiative.

Foreign exchange trading services decreased 16% compared to 4Q22, reflecting lower spreads associated with subdued FX volatility and the absence of a notable item related to a revenue-related recovery, partially offset by higher volumes. Excluding notable items,(b) Foreign exchange trading services decreased 11% compared to 4Q22. Foreign exchange trading services decreased 2% compared to 3Q23, primarily reflecting lower Direct FX revenues driven by muted volatility.

Securities finance decreased 6% compared to 4Q22, mainly due to lower Agency balances, partially offset by higher Agency spreads and Prime Services revenue. Securities finance decreased 6% compared to 3Q23, primarily due to lower spreads.

Software and processing fees increased 10% compared to 4Q22, mainly driven by higher Front office software and data revenue associated with CRD. Software and processing fees increased 26% compared to 3Q23, primarily due to On-premises renewals in Front office software and data.
•Front office software and data increased 13% compared to 4Q22, primarily reflecting continued SaaS implementations and conversions, which drove Professional services and Software-enabled revenue growth. Front office software and data increased 38% compared to 3Q23, primarily due to higher On-premises renewals and installations
•Lending related and other fees increased 2% compared to 4Q22 and remained flat compared to 3Q23

(a) Shift of a portion of Management fees into NII associated with Management fees that is now recognized as NII for certain U.S. ETFs with unique structures.
(b) Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

Other fee revenue increased $15 million compared to 4Q22, primarily due to a tax credit investment accounting change, partially offset by the impact of the Argentine peso devaluation. Other fee revenue decreased $11 million compared to 3Q23, primarily driven by the impact of the Argentine peso devaluation, partially offset by higher market-related adjustments.

Net interest income decreased 14% compared to 4Q22, largely due to lower average non-interest-bearing deposit balances and deposit mix shift, partially offset by the impact of higher average interest rates. Compared to 3Q23, NII increased 9%, primarily driven by the full quarter impact of the 3Q23 investment portfolio repositioning, higher average international interest rates, and loan growth.

Total revenues were positively impacted by currency translation by $29 million when compared to 4Q22 and negatively impacted by $9 million when compared to 3Q23.

PROVISION FOR CREDIT LOSSES

(Dollars in millions)	4Q23	3Q23	4Q22	% QoQ	% YoY
Allowance for credit losses:
Beginning balance	$134	$136	$114	(1.5)%	17.5%
Provision for credit losses	20	—	10	nm	100.0%
Charge-offs	(4)	(2)	(3)	100.0%	33.3%
Ending Balance	$150	$134	$121	11.9%	24.0%

Total provision for credit losses increased $10 million compared to 4Q22 and increased $20 million compared to 3Q23, reflecting an increase in loan loss reserves associated with commercial real estate.

EXPENSES

(Dollars in millions)	4Q23	3Q23	4Q22	% QoQ		% YoY
Compensation and employee benefits	$1,247	$1,082	$1,108	15.2%		12.5%
Information systems and communications	473	411	416	15.1		13.7
Transaction processing services	242	241	240	0.4		0.8
Occupancy	128	101	106	26.7		20.8
Acquisition and restructuring costs	(15)	—	31	nm		nm
Amortization of other intangible assets	59	60	59	(1.7)		—
Other	688	285	296	nm		nm
Total Expenses	$2,822	$2,180	$2,256	29.4%		25.1%
Total expenses, excluding notable items(1)	$2,202	$2,180	$2,155	1.0%		2.2%

Effective tax rate	(4.4)%	17.4%	17.6%	(21.8)%	pts	(22.0)%	pts
(1) See "4Q23 Highlights" in this news release for a listing of notable items. Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

Compensation and employee benefits increased 13% compared to 4Q22, reflecting higher net repositioning charges and higher salaries and employee benefits, partially offset by lower contractor spend and performance-based incentive compensation. Compared to 3Q23, Compensation and employee benefits increased 15%, reflecting net repositioning charges and higher salaries and performance-based incentive compensation, partially offset by lower contractor spend. Excluding notable items,(a) Compensation and employee benefits increased 1% compared to 4Q22 and declined 2% compared to 3Q23.

(a) Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

Information systems and communications increased 14% compared to 4Q22, and 15% compared to 3Q23, reflecting notable items and higher technology and infrastructure investments, partially offset by optimization savings and vendor savings initiatives. Excluding notable items,(a) Information systems and communications increased 4% compared to 4Q22, and 5% compared to 3Q23.

Transaction processing services increased 1% compared to 4Q22, mainly reflecting higher broker fees, and was relatively flat compared to 3Q23.

Occupancy increased 21% compared to 4Q22, primarily reflecting the absence of a prior-period episodic sale-leaseback transaction. Compared to 3Q23, Occupancy increased 27%, primarily due to repositioning charges, an expansion of the international real estate footprint, and the absence of prior-period one-time vendor credits. Excluding notable items,(a) Occupancy increased 24% compared to 4Q22 and 6% compared to 3Q23.

Other expenses increased $392 million compared to 4Q22, primarily driven by the FDIC special assessment. Compared to 3Q23, Other expenses increased $403 million, reflecting the FDIC special assessment, as well as higher marketing and professional services. Excluding notable items,(a) Other expenses were flat compared to 4Q22 and increased 4% compared to 3Q23.

Total expenses were negatively impacted by currency translation by $26 million compared to 4Q22 and positively impacted by $1 million compared to 3Q23.

TAXES
The effective tax rate of (4.4)% in 4Q23 decreased from 17.6% in 4Q22, primarily due to the impact of notable items in the quarter. Compared to 3Q23, the effective tax rate decreased from 17.4%, primarily due to the impact of notable items and higher discrete benefits. Excluding the impact of notable items(a) in 4Q23, the effective tax rate was 17.9%.

(a) Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

CAPITAL AND LIQUIDITY
The following table presents preliminary estimates of regulatory capital and liquidity ratios for State Street Corporation.

(As of period end)	4Q23	3Q23	4Q22
Basel III Standardized Approach:
Common equity tier 1 ratio (CET1)	11.6%	11.0%	13.6%
Tier 1 capital ratio	13.4	12.7	15.4
Total capital ratio	15.2	14.0	16.8

Basel III Advanced Approaches:
Common equity tier 1 ratio (CET1)	12.1	12.2	13.8
Tier 1 capital ratio	13.9	14.0	15.7
Total capital ratio	15.7	15.3	17.0

Tier 1 leverage ratio	5.5	5.8	6.0
Supplementary leverage ratio	6.2	6.3	7.0

Liquidity coverage ratio (LCR) (1)	106%	109%	106%
LCR - State Street Bank and Trust (1)	122%	120%	120%
(1) See the "In This News Release" section for further details on LCR and the calculation between State Street Corporation and State Street Bank and Trust.
Standardized capital ratios were binding for all periods included above.
CET1 (Standardized) ratio at quarter-end of 11.6% decreased 2% points compared to 4Q22, primarily driven by the continuation of common share repurchases and other capital distributions, partially offset by capital generated from earnings and an improvement in AOCI. CET1 ratio increased 0.6% points compared to 3Q23, primarily due to episodically lower RWA and an improvement in AOCI, partially offset by the continuation of common share repurchases.

Tier 1 leverage ratio at quarter-end of 5.5% decreased 0.5% points compared to 4Q22, primarily driven by the continuation of common share repurchases, partially offset by lower average balance sheet levels. Tier 1 leverage ratio decreased 0.3% points compared to 3Q23, primarily driven by higher average balance sheet levels and the continuation of common share repurchases.

Liquidity coverage ratio (LCR) for State Street Corporation was approximately 106%, flat compared to 4Q22, and down 3% points from 3Q23. LCR for State Street Bank and Trust was approximately 122%.

(a) Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Friday January 19, 2024, at 11:00 a.m. ET, available at http://investors.statestreet.com. The conference call will also be available via telephone, at (888) 886-7786. The Conference ID# is 39118546.

Recorded replay of the conference call will be available on the website and by telephone at (877) 674-7070 beginning approximately two hours after the call's completion. The Conference ID# is 39118546 and the Playback Passcode is 118546 #. The telephone replay will be available for approximately one month following the conference call.

This News Release, presentation materials referred to on the conference call and additional financial information are available on State Street's website, at http://investors.statestreet.com under “Investor News & Events" and under the title “Events & Presentations".

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage and net stable funding ratios, on a quarterly basis on its website at http://investors.statestreet.com, under "Filings & Reports". Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 40 to 45 days following each other quarter-end, as applicable). For 4Q23, State Street expects to publish its updates during the period beginning today and ending on or about February 29, 2024 for the liquidity coverage and net stable funding ratios.

State Street Corporation (NYSE: STT) is one of the world's leading providers of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $41.8 trillion in assets under custody and/or administration and $4.1 trillion* in assets under management as of December 31, 2023, State Street operates globally in more than 100 geographic markets and employs approximately 46,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management as of December 31, 2023 includes approximately $64 billion of assets with respect to SPDR® products for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) acts solely as the marketing agent. SSGA FD and State Street Global Advisors are affiliated.

IN THIS NEWS RELEASE:
•Stock purchases under our common stock repurchase programs may be made using various types of transactions, including open-market purchases, accelerated share repurchases or other transactions off the market, and may be made under Rule 10b5-1 trading programs. The timing and amount of any stock purchases and the type of transaction may not be consistent over the duration of the program, may vary from reporting period to reporting period and will depend on several factors, including our capital position and financial performance, investment opportunities, market conditions, regulatory considerations including the nature and timing of implementation of revisions to the Basel III framework, and the amount of common stock issued as part of employee compensation programs. The common share repurchase programs do not have specific price targets and may be suspended at any time. State Street’s common stock and other stock dividends, including the declaration, timing and amount, remain subject to consideration and approval by State Street’s Board of Directors at the relevant times.
•In March 2023, the Financial Accounting Standards Board issued new accounting guidance that expands the use of proportional amortization accounting to other types of tax credit investments regardless of the tax credit program from which the income tax credits are received. We adopted the new standard in the second quarter of 2023, effective January 1, 2023 for renewable energy production tax credit investments under the modified retrospective approach. The impact of adoption resulted in an increase in Other fee revenue, an increase in Tax expense and was not material to net income.
•Expenses and other measures are sometimes presented excluding notable items/effects of currency translation. This is a non-GAAP presentation. See the Addendum to this News Release for an explanation and reconciliations of our non-GAAP measures.
•Servicing fee revenue wins/backlog represents estimates of future annual revenue associated with new servicing engagements State Street determines to be won during the current reporting period based upon factors assessed at the time the engagement is determined by State Street to be won, including asset volumes, number of transactions, accounts and holdings, terms and expected strategy. These and other relevant factors influencing projected servicing fees upon asset implementation/onboarding will change from time to time prior to, upon and following asset implementation/onboarding, among other reasons, due to varying market levels and factors and client and investor activity and preferences. Servicing fee/backlog estimates are not updated to reflect those changes, regardless of the magnitude or direction of, or reason for, any change. Servicing fee revenue wins in any period include estimated fees attributable to both (1) services to be provided for new estimated AUC/A reflected in new asset servicing wins for the period (with AUC/A to be onboarded in the future) and (2) additional services to be provided for AUC/A already included in our end-of period AUC/A (i.e., for which other services are currently provided); and the magnitude of one source of servicing fee revenue wins relative to the other (i.e., (1) relative to (2)) will vary from period to period. Therefore, for these and other reasons, comparisons of estimated servicing fee revenue wins to estimated new asset servicing AUC/A wins for any period will not produce reliable fee per AUC/A estimates. See also the succeeding two bullets in this “In This News Release” section in reference to considerations applicable to pending servicing engagements, which similarly apply to engagements for which reported servicing fee revenue wins/backlog are attributable.
•New asset servicing mandates, including announced Alpha front-to-back investment servicing clients, may be subject to completion of definitive agreements, approval of applicable boards and shareholders and customary regulatory approvals, the failure to complete any of which will prevent the relevant mandate from being installed and serviced. New asset servicing mandates and servicing assets remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets remaining to be installed in the period in which the client provides its permission. Servicing mandates, servicing assets remaining to be installed in future periods and servicing fee revenues remaining to be installed in future periods are presented on a gross basis and therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant.
•New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUC/A and AUM as of any particular date specified. Consistent with past practice, AUC/A values for certain asset classes are based on a lag, typically one-month. Generally, our servicing fee revenues are affected by several factors, and we provide varied services from our full suite of offerings to different clients. The basis for fees will also differ across regions and clients and can reflect pricing pressures traditionally experienced in our industry. Consequently, no assumption should be drawn as to future revenue run rate from announced servicing wins or new servicing business yet to be installed, as the amount of revenue associated with AUC/A can vary materially. Management fees also are generally affected by various factors, including investment product type and strategy and relationship pricing for clients, and are more sensitive to market valuations than are servicing fees. Therefore, no assumption should be drawn from management fees associated with changes in AUM levels.

•Front office software and data ARR, an operating metric, is calculated by annualizing current quarter revenue for CRD and Mercatus and includes the annualized amount of most software-enabled revenue, including revenue generated from SaaS, maintenance and support revenue, FIX, and value-added services, which are all expected to be recognized ratably over the term of client contracts. ARR does not include software-enabled brokerage revenue, revenue from affiliates and licensing fees (excluding the portion allocated to maintenance and support) from On-premises software. Front office software and data ARR was $272 million, $299 million, and $315 million in 4Q22, 3Q23, and 4Q23, respectively.
•Revenue and pre-tax income reflects the application of ASC 606. Revenue recognition under ASC 606 results in the acceleration of a significant portion of revenues for On-premises software agreements when a client goes live or renews their contract with us. The amount of revenue recognized in any given quarter will be driven in large part by client activity, including agreements that renew or are installed in that quarter.
•Unless otherwise noted, all capital ratios referenced on this News Release and elsewhere in this presentation refer to State Street Corporation, or State Street, and not State Street Bank and Trust Company. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Standardized ratios were binding for 4Q23. Refer to the Addendum included with this News Release for additional information. All capital ratios are estimated. Liquidity Coverage Ratio (LCR) is a preliminary estimate based on a quarterly daily average.
•State Street Bank and Trust's (SSBT) LCR is significantly higher than State Street Corporation's (SSC) LCR, primarily due to application of the transferability restriction in the U.S. LCR Final Rule to the calculation of SSC’s LCR. This restriction limits the amount of HQLA held at SSC’s principal banking subsidiary, SSBT and available for the calculation of SSC’s LCR to the amount of net cash outflows of SSBT. This transferability restriction does not apply in the calculation of SSBT’s LCR, and therefore SSBT’s LCR reflects the full benefit of all of its HQLA holdings.
•All earnings per share amounts represent fully diluted earnings per common share.
•Return on average common equity is determined by dividing annualized net income available to common shareholders by average common shareholders' equity for the period.
•Quarter-over-quarter (QoQ) is a sequential quarter comparison. Year-over-year (YoY) is the current period compared to the same period a year ago.
•Operating leverage is the rate of growth of total revenue less the rate of growth of total expenses, relative to the corresponding prior year period, as applicable.
•Fee operating leverage is the rate of growth of total fee revenue less the rate of growth of total expenses, relative to the successive prior year period, as applicable.
•"AUC/A" denotes Assets Under Custody and/or Administration; "AUC" denotes Assets Under Custody; "AUM" denotes Assets Under Management; "SPDR" denotes Standard and Poor's Depository Receipt; "ETF" denotes Exchange-traded fund; "nm" denotes not meaningful; "EOP" denotes end of period.
•"CRD" denotes Charles River Development; "SaaS" denotes Software as a service; "FIX" denotes The Charles River Network's FIX Network Service (CRN); "On-premises" denotes On-premises revenue as recognized in the CRD business.
•"RWA" denotes risk-weighted assets; "AOCI" denotes Accumulated other comprehensive income; "AFS" denotes Available-for-sale; "SA-CCR" denotes Standard Approach for Counterparty Credit Risk.
•"FTE" denotes fully taxable-equivalent basis; NIM is presented on an FTE-basis, and is calculated by dividing FTE NII by average total interest-earning assets. Refer to the Addendum for reconciliations of our FTE-basis presentation.
•Industry data is provided for illustrative purposes only. It is not intended to reflect State Street's or its clients' activity and is indicative of only selected segments of the entire industry.
◦Morningstar data includes long-term mutual funds, ETFs and Money Market funds. Mutual fund data represents estimates of net new cash flow, which is new sales minus redemptions combined with net exchanges, while ETF data represents net issuance, which is gross issuance less gross redemptions. Data for Fund of Funds, Feeder funds and Obsolete funds were excluded from the series to prevent double counting. Data is from the Morningstar Direct Asset Flows database.
◦The long-term fund flows reported by Morningstar in North America are composed of US domiciled Market flows mainly in Equities, Allocation and Fixed Income asset classes. 4Q23 data for North America (US domiciled) includes Morningstar actuals for October and November 2023 and Morningstar estimates for December 2023.
◦The long-term funds flows reported by Morningstar direct in EMEA are composed of the European market flows mainly in Equities, Allocation and Fixed Incomes asset classes. 4Q23 data for Europe is on a rolling three-month basis for September 2023 through November 2023, sourced by Morningstar.

FORWARD LOOKING STATEMENTS
This News Release contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our strategy, growth and sales prospects, capital management, business, financial and capital condition, results of operations, the financial and market outlook and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “priority,” “will,” “expect,” “intend,” “aim,” “outcome,” “future,” “strategy,” “pipeline,” “trajectory,” “target," “guidance,” “objective,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “trend,” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued.
Important factors that may affect future results and outcomes include, but are not limited to:
•We are subject to intense competition, which could negatively affect our profitability;
•We are subject to significant pricing pressure and variability in our financial results and our AUC/A and AUM;
•We could be adversely affected by political, geopolitical, economic and market conditions including, for example, as a result of liquidity or capital deficiencies (actual or perceived) by other financial institutions and related market and government actions, the Israel-Hamas war, ongoing war in Ukraine, major political elections globally, actions taken by central banks to address inflationary pressures, monetary policy tightening, challenging conditions in global equity markets, periods of significant volatility in valuations and liquidity or other disruptions in the markets for equity, fixed income and other assets classes globally or within specific markets;
•Our development and completion of new products and services, including State Street Alpha® and State Street Digital®, and the enhancement of our infrastructure required to meet increased regulatory and client expectations for resiliency and the systems and process re-engineering necessary to achieve improved productivity and reduced operating risk, involve costs, risks and dependencies on third parties;
•Our business may be negatively affected by our failure to update and maintain our technology infrastructure or as a result of a cyber-attack or similar vulnerability in our or business partners' infrastructure;
•Acquisitions, strategic alliances, joint ventures and divestitures, and the integration, retention and development of the benefits of these transactions, including the consolidation of our operations joint ventures in India, pose risks for our business;
•Competition for qualified members of our workforce is intense, and we may not be able to attract and retain the highly skilled people we need to support our business;
•We have significant international operations and clients that can be adversely impacted by disruptions in European and Asian economies, including local, regional and geopolitical developments affecting those economies;
•Our investment securities portfolio, consolidated financial condition and consolidated results of operations could be adversely affected by changes in the financial markets, governmental action or monetary policy. For example, among other risks, increases in prevailing interest rates have, and could further, lead to reduced levels of client deposits and resulting decreases in our NII;
•Our business activities expose us to interest rate risk;
•We assume significant credit risk of counterparties, who may also have substantial financial dependencies on other financial institutions, and these credit exposures and concentrations could expose us to financial loss;
•Our fee revenue represents a significant portion of our revenue and is subject to decline based on, among other factors, market and currency declines, investment activities and preferences of our clients and their business mix;
•If we are unable to effectively manage our capital and liquidity, our financial condition, capital ratios, results of operations and business prospects could be adversely affected;
•We may need to raise additional capital or debt in the future, which may not be available to us or may only be available on unfavorable terms;
•If we experience a downgrade in our credit ratings, or an actual or perceived reduction in our financial strength, our borrowing and capital costs, liquidity and reputation could be adversely affected;
•Our business and capital-related activities, including common share repurchases, may be adversely affected by regulatory capital, credit (counterparty and otherwise) and liquidity standards and considerations;
•We face extensive and changing governmental regulation and supervision in the jurisdictions in which we operate, which may increase our costs and compliance risks and may affect our business activities and strategies;
•We are subject to enhanced external oversight as a result of the resolution of prior regulatory or governmental matters;
•Our businesses may be adversely affected by government enforcement and litigation;
•Our businesses may be adversely affected by increased and conflicting political and regulatory scrutiny of asset management stewardship and corporate ESG practices;
•Our efforts to improve our billing processes and practices are ongoing and may result in the identification of additional billing errors;

•Any misappropriation of the confidential information we possess could have an adverse impact on our business and could subject us to regulatory actions, litigation and other adverse effects;
•Our calculations of risk exposures, total RWA and capital ratios depend on data inputs, formulae, models, correlations and assumptions that are subject to change, which could materially impact our risk exposures, our total RWA and our capital ratios from period to period;
•Changes in accounting standards may adversely affect our consolidated results of operations and financial condition;
•Changes in tax laws, rules or regulations, challenges to our tax positions and changes in the composition of our pre-tax earnings may increase our effective tax rate;
•We could face liabilities for withholding and other non-income taxes, including in connection with our services to clients, as a result of tax authority examinations;
•Our internal control environment may be inadequate, fail or be circumvented, and operational risks could adversely affect our business and consolidated results of operations;
•Shifting operational activities to non-U.S. jurisdictions, changing our operating model and outsourcing to, or insourcing from, third parties portions of our operations may expose us to increased operational risk, geopolitical risk and reputational harm and may not result in expected cost savings or operational improvements;
•Attacks or unauthorized access to our or our business partners' or clients’ information technology systems or facilities, or disruptions to our or their operations, could result in significant costs, reputational damage and impacts on our business activities;
•Long-term contracts and customizing service delivery for clients expose us to pricing and performance risk;
•Our businesses may be negatively affected by adverse publicity or other reputational harm;
•We may not be able to protect our intellectual property or may infringe upon the rights of third parties;
•The quantitative models we use to manage our business may contain errors that could adversely impact our business and regulatory compliance;
•Our reputation and business prospects may be damaged if our clients incur substantial losses or are restricted in redeeming their interests in investment pools that we sponsor or manage;
•The impacts of climate change, and regulatory responses to such risks, could adversely affect us; and
•We may incur losses as a result of unforeseen events including terrorist attacks, natural disasters, the emergence of a new pandemic, abrupt banking crisis or acts of embezzlement.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2022 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.